Exhibit 10.1

PARTICIPATION AGREEMENT

[REDACTED]

Offshore, Louisiana

     THIS PARTICIPATION AGREEMENT, the (“Agreement”), made effective the 1st day of July, 2008, is entered into by and among Helis Oil & Gas Company, L.L.C. (“Helis”), whose address is 228 St. Charles Ave., Suite 912, New Orleans, LA 70130, Houston Energy, L.P. (“Houston”) whose address is 1415 Louisiana, Suite 2400, Houston, Texas 77002, and Ridgewood Energy Corporation (“Ridgewood”), whose mailing address is 11700 Old Katy Road, Suite 280, Houston, Texas 77079, sometimes hereinafter referred to individually in this Agreement as a “Party” and jointly as the “Parties”;

     WHEREAS, Houston has licensed certain 3D seismic data in the [REDACTED] Area Offshore Louisiana and has identified an area in [REDACTED] to have potential for producing oil and/or gas and has designated the area as the [REDACTED] Prospect, said prospect area being hereinafter referred to as the (“Prospect”); and

     WHEREAS, Houston and Helis own rights in and to that certain Federal Offshore oil and gas lease covering the Prospect. The oil and gas lease is further described in Exhibit “A” (the “Lease”) and the area covered thereby depicted by a bold outline on the plat attached hereto as Exhibit “B”, said exhibits attached hereto and made a part of this Agreement for all purposes; and

     WHEREAS, Houston has heretofore committed interests in this Prospect to Helis and Red Willow Offshore, LLC through its offshore exploration program agreement and now Ridgewood desires to acquire an interest in the Lease and to participate with the Parties hereto in the drilling of an initial exploratory well at the location set out herein on the Prospect for the exploration and production of oil and gas according to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing recitals and premises and of the mutual covenants, agreements and obligations herein contained, the Parties hereto do hereby agree as follows:

ARTICLE I: CONTRACT AREA

      The area subject to this Agreement shall encompass all of the area, whether owned now or acquired in the future by any of the Parties, located within the geographic boundaries of the area depicted and outlined by a heavy line on Exhibit “B” (the “Contract Area”) and, except as otherwise provided for herein, all operations conducted on the Contract Area shall be governed by the terms and provisions contained in the Joint Operating Agreement to be ratified contemporaneously herewith, the (“JOA”) or (“Operating Agreement”). Helis has been designated as Operator with Houston, et al as Non-Operators. The Operating Agreement shall be a covenant running with the land and all working interest owners participating in any aspect of the operations for drilling, completing or producing of any well on the Prospect shall be a party to the Operating Agreement. In the event of any conflict between the terms of this Agreement and those contained in the Operating Agreement, the terms and provisions of this Agreement shall at all times and in all events prevail, control and govern between the Parties hereto, with the non-conflicting terms and provisions of the Operating Agreement continuing in full force and effect. The presence of a term governing conduct in the Operating Agreement and the absence of a term governing the same conduct in this Agreement shall not constitute a conflict between the agreements.

ARTICLE II: AREA OF MUTUAL INTEREST (“AMI”)

      The Parties hereto establish the area encompassing all of the lands located within the geographic boundaries of the area depicted and outlined on the attached Exhibit “B”, as an AMI and, and unless sooner terminated by mutual agreement of the parties hereto, this designated AMI shall remain in full force and effect for so long as any of the Lease remains or is continued in force, whether by production, extension, renewal, or otherwise, plus one year.

      Any Party acquiring any leasehold interest or a contractual right to earn a leasehold interest within the AMI during the term above stated shall furnish the other Parties actual copies of the lease, leases, or documents used in acquiring said interest, documentation of the actual consideration paid or to be paid for said interest, and any other document pertinent to the other Parties evaluating the acquiring Party’s interest. The non-acquiring Parties shall have thirty (30) days or forty-eight (48) hours in the case where a well is in the process of being drilled, tested or completed by one or more of the Parties within the AMI, following receipt of such notice in which to elect, as to their respective proportionate after Production Casing Point share, as set forth and outlined in Article V hereof, to participate in the acquired interest. Such election shall be by written response to the acquiring Party accompanied by a check covering its share of the acquisition costs. Failure of a Party to reply within the above-specified period of time shall constitute an election not to participate in such acquisition.

      Any interest offered under this provision shall be offered without any additional burdens and at the same net revenue interest as acquired by the offering Party, except that, any interest acquired in the AMI by any Party shall be subject to the HE&D Burden, as hereinafter defined, and the acquiring Party of any interest in the AMI shall promptly assign to Houston Energy, L.P, or its designee, such HE&D Burden, if it does not already burden the interest acquired.

ARTICLE III: HE&D Burden

     The interests of the Parties are subject to a proportionate overriding royalty interest and back-in after payout, the (“HE&D Burden”) in favor of HE&D Offshore, L.P. as described in this Article III. As used herein below, “HE&D” shall refer to HE&D Offshore, L.P. or its designees, and “Leasehold Interest” and “Lease” shall refer to the Lease. The additional burdens are described as follows:

     HE&D and its assigns are entitled to the right to or have heretofore been provided an assignment of a proportionate 4.833% overriding royalty interest applicable to the Lease. The overriding royalty interest shall be a burden on all proceeds received from the sale of all liquid or gaseous hydrocarbon substances produced, saved and marketed from or attributable to the Leasehold Interest. Said overriding royalty interest shall be proportionately reduced to the Party’s interest acquired and further reduced in the event the interest shall cover and include less than the full and complete fee interest in and to all oil, gas and hydrocarbons in, on and under the lands covered by the Lease, or should the leasehold rights, titles and interest in the Lease fail or terminate, in whole or in part for whatever reason, and shall be computed and paid at the same time and in the same manner as royalties are computed and paid to the Lessor under the terms of said Lease, except as hereinafter provided; and

     HE&D is entitled to an assignment proportionately from each Participant of a 10% working interest after Prospect Payout in and to the Leasehold Interest acquired by the Participants herein. “Prospect Payout” as used herein shall be defined as that point in time when each Participant in the acquisition and development of the Lease or Leasehold Interest has recouped from its share of the total value of production from the Lease (after deduction of production taxes, excise taxes, lessor’s royalty, existing lease burdens and HE&D’s overriding royalty) its share of the cost of drilling, testing, completing, equipping and operating all wells, the costs of all platforms, production facilities, pipelines, flowlines and other equipment necessary to produce the same, any bonus, rentals or other payments made to appropriate parties for the rights to such lease and production, less any proceeds received for the sale of interest pursuant to this agreement.

ARTICLE IV: ASSUMPTION OF OBLIGATIONS AND ASSIGNMENT OF INTEREST

     By execution of this Agreement, Ridgewood shall assume its ACP proportionate share of the rights and obligations contained in the Lease, and shall pay its ACP proportionate share of the sunk cost of the lease acquisition and maintenance for [REDACTED] proportionately to the selling Parties. Ridgewood shall pay the amount of $128,024 ($1,280,241 X 10%) to Houston and $320,060 ($1,280,241 X 25%) to Helis. Such payments shall be made upon execution of this Agreement by wire transfer of immediately available funds directly to Helis on behalf of Helis and Houston. Thereafter Houston and Helis shall assign or cause to be assigned to Ridgewood an undivided 35% interest in and to the Lease within fifteen (15) days of receipt of the wire transfer. The proportionate net revenue applicable to the Leasehold Interest after consideration of the burdens is 78.5%. The same proportionate net revenue shall apply to the Ridgewood interest after payout. Such assigned interest shall be subject to its proportionate share of existing Lease burdens (inclusive of the HE&D Burden). The assignment shall be made without any warranties or representations, express or implied, except that the assignors shall warrant title to the leasehold interests assigned by, through and under them, but not otherwise. Helis currently has the responsibilities for lease maintenance as Operator of the Lease and shall continue for the benefit of all the Parties.

Houston and Helis, as to the interests to be assigned and conveyed hereunder, represent that, to their knowledge:

i)	They have not dedicated or committed the Lease to any gas sales or other marketing agreements and has not agreed to the drilling of any wells on the Lease, except as provided for herein;

ii)	The Lease is in full force and effect in accordance with the terms and conditions thereof;

iii)	The Lease is free and clear of any mortgages, liens, or encumbrances of any kind or character created or suffered by Houston or Helis except as to the HE&D Burden;

iv)	Houston and Helis have good right and authority to enter into this Agreement and to execute any assignments provided for herein.

ARTICLE V: INITIAL TEST WELL

1.

Subject to permitting and rig availability, Helis, as Operator, shall use commercially reasonable efforts to commence or cause to be commenced by August 31, 2008 the drilling and completion (subject to the casing point election) of a well at a location on the Lease set out on the Operator’s Authority for Expenditure (AFE) attached hereto as Exhibit “C”, the “Initial Test Well”.

2.

The Parties agree to bear and pay their proportionate share as set forth below of all the cost, risk, expense and liability of any nature whatsoever incurred in the drilling, testing, logging, coring and evaluating the Initial Test Well (including plugging and abandonment costs, if a dry hole) and completion (subject to the casing point election), pursuant to the AFE attached hereto. By execution of this agreement, each party approves the AFE.

     The Initial Test Well shall be drilled pursuant to the terms of the Operating Agreement and all cost, risk, expense and liability for the drilling of the Initial Test Well to Production Casing Point and, if necessary, the plugging and abandonment cost shall be shared by the Parties hereto in the following proportions:

Helis	35.00%
Red Willow Offshore, L.L.C.	25.00%
Houston	5.00%
Ridgewood	35.00%
100.0000%

Production Casing Point is defined herein as that point when the Initial Test Well has been drilled to Contract Depth and all logging, testing and evaluations have been conducted, and such information has been provided to the participating parties and the Operator recommends either that production casing be set for a completion attempt or that the well be plugged and abandoned, and through plugging and abandonment, if no completion attempt shall be made.

After Prospect Payout, as hereinabove defined, HE&D, or its designee, shall be entitled to receive from each participating Party a proportionate 10% back-in working interest.

3.

If the well provided for herein should fail to reach Contract Depth due to mechanical difficulties or because the well encounters excessive water flow, loss of circulation, excessive pressure, cavities, caprock, salt or salt dome material, heaving shale, or other practically impenetrable conditions which would, in the opinion of a prudent operator, render further drilling impracticable, then the Parties may, at their election, commence, or cause to be commenced, actual drilling of a substitute well at approximately the same location within sixty (60) days after abandonment of said well. The substitute well shall be considered and treated for all purposes hereof as though the same were the well for which it is a substitute.

4.

All participating Parties or their duly authorized representatives shall be allowed free access to the derrick floor at their sole risk and expense and to any and all information, geological or otherwise, pertaining to the drilling of any well, substitute well and/or additional well. Prior to running any logging device, coring or taking any formation test or other similar type test, Helis shall first give all Parties notice in sufficient time to allow their representative to be present to witness such test. Helis agrees to furnish each Party all information associated with the drilling of the well and its operations thereof according to each Party’s well information sheet.

ARTICLE VI: FORCE MAJEURE

No Party hereto shall be liable to any other Party, its subsidiaries or affiliates or any person, firm, or corporation in privity with such other Party, its subsidiaries or affiliates, for any delays or damage or any failure to act hereunder (except for the payment of monies due) that may be occasioned or caused by reason of any laws, rules, regulations or orders promulgated by any federal, state or local governmental agency or any court of law or by the rules, regulations or orders of any public body or official purporting to exercise authority or control respecting the activities and operations contemplated herein, or due, occasioned or caused, directly or indirectly, by strikes, action of the elements, acts of God, weather or water conditions, inability to obtain fuel, equipment or other critical materials, means or supplies, or any other cause beyond the reasonable control of the non-performing Party (excluding financial distress or inability to pay debts when due). In the event of the occurrence of any of the foregoing, the obligations of the non-performing Party shall be suspended during the continuance of any such event or condition, and the time permitted for performance under this Agreement shall be extended for a period of time equal to the period of such suspension. Whenever a Party's obligations or right is suspended under this Article, such Party shall immediately notify the other Parties, give written explanation for the cause of Force Majeure relied on and exercise reasonable best efforts to cure the cause of the Force Majeure relied on and to resume performance.

ARTICLE VII : MARKETING

      The Parties intend to make arrangements with the Operator (Helis) for the equal and ratable marketing of their share of the production from the Lease, however, if any Party fails to take in kind or dispose of its share of the oil, condensate or gas, then at the request of such Party, Helis will market that Party’s share of production from the Contract Area ratably with their own production in a manner maintaining as near as practicable a zero gas imbalance at the end of each production month. Helis may either (a) purchase oil, condensate or gas at Helis’ posted price or, in the absence of a posted price, in no event less than the price prevailing in the area for oil or gas of the same kind, gravity and quality, or (b) sell such oil, condensate or gas to others under the same terms and conditions as Helis is selling its own share of production (including any applicable taxes, fees and costs deducted by the purchaser or transporter or paid to third parties for marketing arrangements and consultation), provided that if the production is sold to an affiliate of Helis the price received shall not be less than the price prevailing in the area for oil or gas of the same kind, gravity and quality. All contracts of sale by Helis of any Party’s share of oil, condensate or gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances, but in no event shall any contract be for a period in excess of one (1) year. Proceeds of all sales made by Helis pursuant to this Section shall be paid to the Parties entitled thereto. At the request of any Party, Helis shall disburse on behalf of such Party all burdens common to the Parties.

ARTICLE VIII: NOTICES

     Any notice provided or permitted to be given under this Agreement shall be in writing, and may be sent by personal delivery or facsimile machine or by depositing same in the United States Mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notices deposited in the mail in the manner hereinabove described shall be deemed to have been given and received upon the date of delivery as shown on the return receipt (or upon the date of attempted delivery where delivery is refused). Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means), and when delivered according to the receipt, if hand-delivered, sent by express courier or delivery service. For purposes of notice, the addresses of the Parties shall be as follows:

                               Helis Oil & Gas Company, L.L.C.

                               228 St. Charles Ave. Suite 912

                               New Orleans, La. 70130
                               Attn: Mr. Doug St. Clair

                               Telephone – 504-523-1831

                               Facsimile - 504-522-6486

                               Houston Energy, L.P.
                               1415 Louisiana, Suite 2400
                               Houston, Texas 77002
                               Attn: Mr. P. David Amend
                               Telephone - 713-650-8008
                               Facsimile - 713-650-8305

                               Ridgewood Energy Corporation
                               11700 Old Katy Road, Suite 280
                               Houston, Texas 77079

                               Attn: Mr. W. Greg Tabor
                               Telephone – 281-293-8449
                               Facsimile – 281-293-7705

or at such other address and number as a Party shall have previously designated by written notice given to the other Parties in the manner hereinabove set forth.

ARTICLE IX: GENERAL PROVISIONS

1.     Dispute Resolution.     Any controversy, claim or other proceeding arising out of or relating to this Agreement, the validity, interpretation or the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with this Agreement or the transactions contemplated hereby shall be settled by arbitration in accordance with the provisions set forth in the Exhibit “G” of the Operating Agreement. Each Party to this Agreement waives any and all claims for treble, punitive or exemplary damages arising out of or relating to this Agreement.

            2.     Further Assurances. The Parties hereto shall, from time to time and upon reasonable request, execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such instruments, and take such other action, as may be necessary or advisable, to carry out their respective obligations under this Agreement.

3.     Assignment of Agreement. No Party shall assign this Agreement or any of its rights or obligations under this Agreement without obtaining the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

            4.     Compliance with Laws and Regulations. This Agreement, and all operations conducted by the Parties pursuant to this Agreement, are expressly subject to and shall comply with all laws, orders, rules, and regulations of any federal, state, or local governmental authority having jurisdiction. No Party shall suffer forfeiture or be liable in damages for failure to comply with any of the provisions of this Agreement if such compliance is prevented or if such failure results from compliance with any applicable law, order, rule, or regulation.

            5.     Applicable Law. THE PROVISIONS OF THIS AGREEMENT AND THE RELATIONSHIP OF THE PARTIES SHALL BE GOVERNED AND INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF LOUISIANA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

6.      Severance of Invalid Provisions. In case of a conflict between the provisions of this Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable, or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated. The surviving provisions of this Agreement shall remain in full force and effect unless the removal of the invalid provision destroys the legitimate purposes of this Agreement, in which event this Agreement shall be null and void. The Parties shall negotiate in good faith for any required modifications to this Agreement.

            7.      Construction and Interpretation. The interpretation and construction of the terms of this Agreement will be governed by the following conventions:

(i)       Headings for Convenience: All captions, numbering sequences, paragraph headings, and punctuation used in this Agreement are inserted for convenience only and shall in no way define, limit, or describe the scope or intent of this Agreement or any part thereof.

(ii)       Gender and Number: The use of pronouns in whatever gender or number shall be deemed to be a proper reference to the Parties to this Agreement though the Parties may be business entities or groups thereof. Any necessary grammatical changes required to make the provisions of this Agreement refer to the correct gender or number shall in all instances be assumed as though each case was fully expressed.

(iii)      Independent Representation: Each Party has had the benefit of independent legal representation with respect to this Agreement. This Agreement, though drawn by one Party, shall be construed fairly and reasonably and not more strictly against one Party than the other.

.

(iv)

Integrated Agreement: This Agreement, and the Exhibits attached and incorporated herein, contain the entire agreement of the Parties with respect to the subject matter of this contract. There are no representations, warranties, or promises; oral or written, express or implied, between the Parties other than those included in this Agreement and the Exhibits hereto. Each of the Parties acknowledges that the other Party has made no promise, representation, or warranty that is not expressly stated or incorporated in this Agreement or the Exhibits hereto. This Agreement shall not be modified or changed (nor any provision of this Agreement waived) except by a written amendment signed by all Parties. This Agreement is the entire agreement as to all of the performances to be rendered under it, and breach of any provision shall constitute a breach of the entire Agreement. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive a Party's rights under this Agreement at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

8.       Binding Effect: The terms and provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the Parties, their respective successors and permitted assigns. The Parties agree to execute such other instruments as may be necessary to carry out or make effective the terms and provisions of this Agreement.

9.       Relationship of the Parties: The rights and obligations of the Parties hereunder shall be individual, separate, and several and not joint and collective. It is expressly agreed that The Parties do not intend to create, and it is not the purpose or intention of this Agreement to create, and this Agreement shall never be construed as creating, a joint venture, mining partnership, or other relationship whereby any Party will be liable for the acts, either of omission or commission, of any other Party hereto. Each of the Parties hereby elects to have the Secretary of the Treasury of the United States, or his delegate, exclude all operations provided for in this agreement from the application of any of the provisions of Subtitle A, Chapter 1, Sub-chapter K of the Internal Revenue Code of 1986 as amended, and, further each of such parties authorize the operator of the well hereunder to file with the Internal Revenue Service such documents, statements and copies of this agreement, as may be necessary or desirable to effect such exclusions of the Internal Revenue Code of 1986, as amended.

10.     Counterpart Execution: This Agreement may be executed by signing the original or a counterpart thereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all Parties had signed the same agreement, but no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart or the original.

         IN WITNESS WHEREOF, the Parties have executed or caused the Agreement to be executed as of the day and year first above written.

The remainder of this page intentionally left blank.

SIGNATURE PAGE

to Participation Agreement covering [REDACTED] dated effective July 1, 2008, by and between Helis Oil & Gas Company, L.L.C., Houston Energy, L.P., and Ridgewood Energy Corporation

Helis Oil Gas Company, L.L.C.		Houston Energy, L.P.
By:	Helis Energy, Inc., Manager	By:	Sewanee Investments, LLC, Its General Partner

By:	Doug St. Clair Landman	By:	P. David Amend Vice President - Land

Date:		Date:

Ridgewood Energy Corporation

By:	W. Greg Tabor Executive Vice President

Date:

Exhibit “A”

to Participation Agreement covering [REDACTED] dated effective July 1, 2008, by and between Helis Oil & Gas Company, L.L.C., Houston Energy, L.P., and Ridgewood Energy Corporation

Oil and Gas Lease subject to this Agreement:

Oil and Gas Lease of Submerged Lands bearing serial number [REDACTED] dated effective May 1, 2004, between the United States of America, as Lessor, and Helis Oil & Gas Company, L.L.C., et al, as Lessee, covering all of [REDACTED].

A-1

Exhibit “B”

to Participation Agreement covering [REDACTED] dated effective July 1, 2008, by and between Helis Oil & Gas Company, L.L.C., Houston Energy, L.P., and Ridgewood Energy Corporation

Plat of AMI and Contract Area

[REDACTED]

[REDACTED]

B-1

Exhibit “C”

to Participation Agreement covering [REDACTED] dated effective July 1, 2008, by and between Helis Oil & Gas Company, L.L.C., Houston Energy, L.P., and Ridgewood Energy Corporation

AFE

C-1